UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  6/23/2006

OXIS International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 23, 2006, OXIS International, Inc. (“OXIS”) entered into a Mutual Services Agreement (the “Agreement”) with its majority owned subsidiary, BioCheck, Inc. (“BioCheck”).

Pursuant to the Agreement, each of OXIS and BioCheck will provide certain services to the other corporation, with services to be charged at an hourly rate with an overhead surcharge, on a monthly billing cycle. Under the Agreement, the services that BioCheck will provide include manufacturing the bulk of OXIS’ research assay test kits, assisting in packaging and shipping such research assay test kits to OXIS customers, and undertaking research and development of certain new OXIS research assay test kits on a case by case basis to be agreed upon between the parties. OXIS will provide services to BioCheck, including marketing and sales, website management and materials requirement and control systems.

OXIS has agreed to pay an outstanding balance due to BioCheck for services provided prior to this Agreement, after offset for services provided by OXIS to BioCheck prior to this Agreement, on or before June 30, 2006.

The Agreement terminates on December 6, 2009, or earlier upon mutual consent of the parties, upon 90 day prior written notice by either party, by either party if a monthly billing is unpaid after 60 days if a 15 day notice and opportunity to cure has been provided, or upon a material breach of the Agreement after 30 days’ notice and opportunity to cure the breach.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by the text of the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Mutual Services Agreement between OXIS International, Inc. and BioCheck, Inc. dated June 23, 2006.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

Date: June 29, 2006	By:	/s/ Michael D. Centron
Michael D. Centron
Title: Vice President and Chief Financial Officer